Exhibit 99.1

COPPERHEAD VENTURES, LLC.

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 31, 2008

COPPERHEAD VENTURES, LLC
INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	2

Balance Sheets – As of December 31, 2008 and 2007 (unaudited)	3

Statements of Operations – Years ended December 31, 2008 and 2007 (unaudited) and the Period September 15, 2006 (Inception) through December 31, 2006 (unaudited)	4

Statements of Changes in Members’ Capital – Years ended December 31, 2008 and 2007 (unaudited) and the Period September 15, 2006 (Inception) through December 31, 2006 (unaudited)	5

Statements of Cash Flows – Years ended December 31, 2008 and 2007 (unaudited) and the Period September 15, 2006 (Inception) through December 31, 2006 (unaudited)	6

Notes to Financial Statements	7 – 12

Report of Independent Registered Public Accounting Firm

Board of Directors
Copperhead Ventures, LLC
Glen Allen, Virginia

We have audited the balance sheet of Copperhead Ventures, LLC as of December 31, 2008 and the related statements of operations, members’ capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the financial position of Copperhead Ventures, LLC at December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BDO SEIDMAN, LLP

Richmond, Virginia
March 30, 2009

BALANCE SHEETS
COPPERHEAD VENTURES, LLC

December 31, 2008 and 2007
(amounts in thousands)

		(Unaudited)
	2008	2007
ASSETS

Cash and cash equivalents	$53	$5,592
Commercial mortgage backed securities	2,571	16,283
Payment agreement receivable	8,534	15,473
Other investments	–	451
Accrued interest and other assets	82	173
	$11,240	$37,972
LIABILITIES AND MEMBERS’ CAPITAL

Other liabilities	$21	$–

Members’ capital	19,107	39,211
Accumulated other comprehensive loss	(7,888)	(1,239)
	11,219	37,972

	$11,240	$37,972

See notes to financial statements.

STATEMENTS OF OPERATIONS
COPPERHEAD VENTURES, LLC

For the Years ended December 31, 2008 and 2007 and the
Period September 15, 2006 (Inception) to December 31, 2006
(amounts in thousands)

		(Unaudited)	(Unaudited)
	2008	2007	2006
Interest income
Commercial mortgage backed securities	$2,243	$2,600	$599
Payment agreement receivable	1,608	1,744	489
Cash and cash equivalents	105	1,475	523
	3,956	5,819	1,611

Impairment charges – commercial mortgage backed securities	(7,278)	–	(3,664)
Fair value adjustments, net	(7,391)	(3,275)	588
Administrative and other expenses	(59)	(227)	(43)

Net (loss) income	$(10,772)	$2,317	$(1,508)

See notes to financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
COPPERHEAD VENTURES, LLC

For the Years ended December 31, 2008 and 2007 and the
Period September 15, 2006 (Inception) to December 31, 2006
 (amounts in thousands)

(Year ended December 31, 2007 and the Period September 15, 2006 (Inception)
through December 31, 2006 Unaudited)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Total Members’ Capital
Initial capitalization	$74,748	$–	$74,748

Net loss	(1,508)	–	(1,508)
Other comprehensive income:
Change in market value of securities	–	(3,647)	(3,647)
Reclassification adjustment for impairment charges included in net income	–	3,664	3,664
Total comprehensive loss			(1,491)

Interest accrued on member note receivable	(4)	–	(4)

Balance, December 31, 2006	73,236	17	73,253

Net income	2,317	–	2,317
Other comprehensive income:
Change in market value of securities	–	(1,256)	(1,256)
Reclassification adjustment for impairment charges	–	–	–
Total comprehensive income			1,061

Interest accrued on member note receivable	(33)	–	(33)
Payment of accrued interest on member note receivable	37	–	37
Reduction of member note receivable for services	184	–	184
Distributions	(36,530)	–	(36,530)

Balance, December 31, 2007	39,211	(1,239)	37,972

Net loss	(10,772)	–	(10,772)
Other comprehensive income:
Change in market value of securities	–	(14,872)	(14,872)
Reclassification adjustment for impairment charges included in net income	–	7,278	7,278
Total comprehensive loss			(18,366)

Cumulative effect of adoption of SFAS 159	(945)	945	–

Distributions	(8,387)	–	(8,387)

Balance, December 31, 2008	$19,107	$(7,888)	$11,219

See notes to financial statements.

STATEMENTS OF CASH FLOWS
COPPERHEAD VENTURES, LLC

For the Years ended December 31, 2008 and 2007 and the
Period September 15, 2006 (Inception) to December 31, 2006
(amounts in thousands)

		(Unaudited)	(Unaudited)
	2008	2007	2006
Operating activities:
Net (loss) income	$(10,772)	$2,317	$(1,508)
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Amortization and accretion of interest	(1,160)	(3,121)	(482)
Impairment on available-for-sale securities	7,278	–	3,664
Reduction of member note receivable for services	–	184	–
Fair value adjustments, net	7,391	3,275	(588)
Net change in other assets and other liabilities	111	22	(203)

Net cash provided by operating activities	2,848	2,677	883

Investing activities:
Payments received on investments	–	1,624	438

Net cash provided by investing activities	–	1,624	438

Financing activities:
Contributions from members	–	–	36,500
Distributions to members	(8,387)	(36,530)	–

Net cash (used in) provided by financing activities	(8,387)	(36,530)	36,500

Net (decrease) increase in cash and cash equivalents	(5,539)	(32,229)	37,821
Cash and cash equivalents at beginning of period	5,592	37,821	–
Cash and cash equivalents at end of period	$53	$5,592	$37,821

Supplemental non-cash investing and financing activities:

Assets contributed by Members:
Commercial mortgage backed securities	$–	$–	$18,862
Payment agreement receivable	–	–	16,248
Redemption rights	–	–	3,138
Note receivable	–	–	184
Total non-cash assets contributed	$–	$–	$38,432

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS
COPPERHEAD VENTURES, LLC

For the Years ended December 31, 2008 and 2007 and the
Period September 15, 2006 (Inception) to December 31, 2006
(amounts in thousands)

NOTE 1 – ORGANIZATION

Copperhead Ventures, LLC (the “Company”), a Delaware limited liability company, was formed on September 15, 2006 as a joint venture between Issued Holdings Capital Corporation (“IHCC”), DBAH Capital, LLC (“DBAH”) and Dartmouth Investments, LLP (“Dartmouth”), collectively the “Members.”  In connection with the formation and initial capitalization of the Company, IHCC contributed three subordinate commercial mortgage backed securities (“CMBS”), the right to redeem at par CMBS issued in 1998 with an estimated par value of approximately $192,422 at the redemption date of February 15, 2009, and a payment agreement, which requires IHCC to make payments to the Company based on the cash flows IHCC receives on its interests in a pool of securitized commercial mortgage loans, for which IHCC received a 49.875% interest in the Company.  DBAH contributed cash of $36,500 for which it received a 49.875% interest in the Company.  Dartmouth contributed a note receivable in exchange for the remaining 0.25% interest in the Company.

The Company was formed to focus on making investments, primarily in mortgage-related investments and special situations.

The Company was originally expected to dissolve on April 15, 2009, after the redemption of the CMBS on February 15, 2009.  However, the Members determined that the redemption of the CMBS was non-economic due to the economic and market conditions that existed on the redemption date, so the CMBS were not redeemed.  The Members are currently evaluating whether to dissolve the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  The primary estimate inherent in the accompanying financial statements is the valuation of the Company’s investments, which is discussed in more detail below.  Actual results could differ from those estimates.

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, provides a framework for measuring fair value and sets forth the disclosures required with respect to fair value measurements.  Pursuant to SFAS 157, the fair value is the exchange price in an orderly transaction, that is not a forced liquidation or distressed sale, between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset/liability.  The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset/liability.  SFAS 157 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.  In addition, SFAS 157 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

The three levels of valuation hierarchy established by SFAS 157 are as follows:

•	Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•
Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.  Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.  Generally, assets carried at fair value and included in this category are commercial mortgage backed securities and the payment agreement receivable.

Estimates of fair value for financial instruments are based primarily on management’s judgment.  Since the fair value of the Company’s financial instruments is based on estimates, actual fair values recognized may differ from those estimates recorded in the financial statements.

Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

Commercial Mortgage Backed Securities

The Company evaluates its CMBS for other-than-temporary impairment in accordance with EITF 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interest That Continue to Be Held by a Transferor in Securitized Financial Assets” (“EITF 99-20”), FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and FASB Staff Position EITF 99-20-1, “Amendments to the Impairment Guidance of EITF 99-20” (“EITF 99-20-1”).  At each measurement date, management first determines whether its securities are impaired by comparing the carrying value of each security to the estimated fair value of each security as determined in accordance with SFAS 157 as described above.  Next, for impaired securities, management determines whether the impairment is other-than-temporary in nature.  Management considers both quantitative and qualitative factors, including those described in SFAS 115, EITF 99-20 and EITF 99-20-1, such as the length of time and extent to which the fair value of the security has been less than its cost basis, the Company’s intent and ability to hold the security and the financial prospects for the loans and collateral underlying the security.  If, based on these and other considerations, management determines that an impairment is other-than-temporary in nature, the Company recognizes an impairment loss equal to the difference between the security’s cost basis and its fair value.

The Company recognizes income on its CMBS in accordance with EITF 99-20.  Subject to various requirements, discounts attributable to previously recognized other-than-temporary impairments are recognized in interest income on the effective interest method based on the excess of all estimated prospective cash flows over the investment balance in the security at the measurement date.  The Company will accrete certain impairment discounts over the remaining life of the securities using the effective interest method.

Members’ Capital

Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the limited liability company agreement.

Income Taxes

Income taxes are not considered in the accompanying financial statements, because the Company is not a taxable entity.  Any taxes on the income of the Company are the responsibility of the individual Members, and, accordingly, no provision for federal or state income taxes has been recorded.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”).  SFAS 160 addresses reporting requirements in the financial statements of non-controlling interests to their equity share of subsidiary investments.  SFAS 160 applies to reporting periods beginning after December 15, 2008.  The Company does not believe this pronouncement will have a material effect on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”) which revised SFAS No. 141, “Business Combinations.”  This pronouncement is effective as of January 1, 2009.  Under SFAS No. 141, organizations utilized the announcement date as the measurement date for the purchase price of the acquired entity.  SFAS 141(R) requires measurement at the date the acquirer obtains control of the acquiree, generally referred to as the acquisition date.  SFAS 141(R) will have a significant impact on the accounting for transaction costs, restructuring costs, as well as the initial recognition of contingent assets and liabilities assumed during a business combination.  Under SFAS 141(R), adjustments to the acquired entity’s deferred tax assets and uncertain tax position balances occurring outside the measurement period are recorded as a component of the income tax expense, rather than goodwill.  As the provisions of SFAS 141(R) are applied prospectively, the impact cannot be determined until the transactions occur.  The Company does not believe this pronouncement will have a material effect on its financial statements.

On March 20, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”).  SFAS 161 provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements.  SFAS 161 also requires certain tabular formats for disclosing such information.  SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  SFAS 161 applies to all entities and all derivative instruments and related hedged items accounted for under SFAS 133.  Among other things, SFAS 161 requires disclosures of an entity’s objectives and strategies for using derivatives by primary underlying risk and certain disclosures about the potential future collateral or cash requirements as a result of contingent credit-related features.  The Company is currently evaluating the impact, if any, that the adoption of SFAS 161 will have on the Company’s financial statements.

On January 12, 2009, the FASB issued FASB Staff Position (“FSP”)  EITF 99-20-1 “Amendments to the Impairment Guidance of EITF 99-20” (“EITF 99-20-1”), which amends the impairment guidance in EITF 99-20 to achieve more consistent determination of whether an other-than-temporary impairment has occurred for all beneficial interests within the scope of EITF 99-20.  EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, on a prospective basis.  EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that a “market participant” would use and instead requires that an other–than–temporary impairment be recognized as a realized loss through earnings when it its “probable” there has been an adverse change in the holder’s estimated cash flows from cash flows previously projected.  This change is consistent with the impairment models contained in SFAS 115.  EITF 99-20-1 requires that the holder consider all available information relevant to the collectability of the security, including information about past events, current conditions, and reasonable and supportable forecasts, when developing the estimate of future cash flows.  Such information generally should include the remaining payment terms of the security, prepayments speeds, financial condition of the issuer, expected defaults, and the value of any underlying collateral.  The holder should also consider industry analyst reports and forecasts, sector credit ratings, and other market data that are relevant to the collectability of the security.  The Company’s adoption of EITF 99-20-1 at December 31, 2008 did not have a material impact on the Company’s financial statements.

In December 2008, the FASB issued FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP SFAS 140-4” and “FIN 46(R)-8”).  FSP SFAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”) and FIN No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) – an interpretation of Accounting Research Bulletin No. 51” (“FIN 46(R)”) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities and is effective for interim or annual reporting periods ending after December 15, 2008.  The adoption of FSP SFAS 140-4 and FIN 46(R)-8 did not have a material impact on the Company’s financial statements.

On February 20, 2008, the FASB issued FSP 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”), which provides guidance on accounting for transfers of financial assets and repurchase financings.  FSP 140-3 presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (i.e., a linked transaction) under SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”).  However, if certain criteria, as described in FSP 140-3, are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under SFAS 140.  If the linked transaction does not meet the requirements for sale accounting, the linked transaction shall generally be accounted for as a forward contract, as opposed to the current presentation, where the purchased asset and the repurchase liability are reflected separately on the balance sheet.  FSP 140-3 is effective on a prospective basis for fiscal years beginning after November 15, 2008, with earlier application not permitted.  The Company is currently evaluating the impact, if any, that the adoption of FSP 140-3 will have on the Company’s financial statements.

On October 10, 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157, “Fair Value Measurements” (“SFAS 157”) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The issuance of FSP 157-3 did not have any impact on the Company’s determination of fair value for its financial assets.

NOTE 3 – COMMERCIAL MORTGAGE BACKED SECURITIES

CMBS are accounted for as available-for-sale securities and are comprised of two subordinate classes of a single CMBS securitization trust.  The following table presents the components of the Company’s investment in CMBS as of December 31, 2008 and December 31, 2007:

	December 31, 2008	December 31, 2007 (Unaudited)
Amortized cost	10,459	16,577
Gross unrealized gains	14	370
Gross unrealized losses	(7,902)	(664)
Fair value	$2,571	$16,283

One of the subordinate classes of CMBS had a $7,278 decrease in value during 2008 that was considered other-than-temporary, the full amount of which was recorded as an impairment charge in the Statement of Operations.

NOTE 4 – PAYMENT AGREEMENT RECEIVABLE

The Company holds a payment agreement receivable (the “Payment Agreement”) issued by IHCC, a member of the Company, which requires IHCC to make payments to the Company based on the cash flows IHCC receives on its interests in a pool of securitized commercial mortgage loans that were originated in 1997 and 1998.

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) for its payment agreement.  Prior to January 1, 2008, the Company accounted for the Payment Agreement as an available-for-sale security.

SFAS 159 permits entities to choose to measure financial instruments at fair value.  The Company adopted SFAS 159 to enhance the transparency of its financial condition.  The effect of the adoption of SFAS 159 was to decrease members’ capital on January 1, 2008 by $945 and increase accumulated other comprehensive income by the same amount.  The Payment Agreement represents the fair value of estimated future payments to be received by the Company from IHCC.  The present value of the Payment Agreement was determined based on the total estimated future payments discounted at a weighted average rate of 36.5%.  Factors which significantly impact the valuation of the Payment Agreement include the credit performance of the underlying securitized commercial mortgage loans, estimated prepayments on the loans and the weighted average discount rate used on the cash flows.

During the years ended December 31, 2008 and 2007 and the period September 15, 2006 to December 31, 2006, the Company received payments under the Payment Agreement of $1,608, $1,624 and $300, respectively, which were recorded as interest income in the Company’s financial statements.

During the year ended December 31, 2008, the Company recorded losses from changes in the fair value of the Payment Agreement of $6,939, which was recorded as fair value adjustments, net in the Company’s financial statements.  The change in fair value resulted primarily from an increase in the discount rates used to discount the cash flows at December 31 2008 versus December 31, 2007.

NOTE 5 – FAIR VALUE AND ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS

On January 1, 2008, the Company adopted the provisions of SFAS 157 for all assets that are measured at fair value.  The following table presents the Company’s assets at December 31, 2008, which are carried at fair value, segregated by the hierarchy level of the fair value estimate:

		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Assets:
CMBS	$2,571	$–	$–	$2,571
Payment agreement receivable	8,534	–	–	8,534
Other investments	–	–	–	–
Total assets carried at fair value	$11,105	$–	$–	$11,105

The fair values in the above table represent the present value of the projected future cash flows from the investment, which have been adjusted for the impact and assumed level of future prepayments and credit losses.  The discount rates used in calculating the fair values are based on published indexes and spreads.

The following tables present the reconciliations of the beginning and ending balances of the Level 3 fair value estimates for the year ended December 31, 2008:

	Level 3 Fair Values
	CMBS	Payment Agreement Receivable	Other Investments	Total Assets
Balance at January 1, 2008	$16,283	$15,473	$451	$32,207
Total realized and unrealized gains (losses)
Included in the statements of operations in fair value adjustments, net	(7,278)	(6,939)	(451)	(14,668)
Included in other comprehensive income (loss)	(7,594)	–	–	(7,594)
Purchases, sales, issuances and other settlements, net	1,160	–	–	1,160
Transfers in and/or out of Level 3	–	–	–	–
Balance at December 31, 2008	$2,571	$8,534	$–	$11,105

There were no assets that were measured at fair value on a non-recurring basis during the year ended December 31, 2008.

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” requires the disclosure of the estimated fair value of financial instruments.  The following table presents the recorded basis and estimated fair values of the Company’s financial instruments as of December 31, 2008 and 2007:

	2008		2007 (Unaudited)
	Recorded Basis	Fair Value	Recorded Basis	Fair Value
Assets:
CMBS	$2,571	$2,571	$16,283	$16,283
Payment agreement receivable	8,534	8,534	15,473	15,473
Other investments	–	–	451	451